Exhibit 10(m)
February 4, 2003
Mr. Lawrence Kraft
3108 2nd Street North
Arlington, VA 22201
Dear Larry,
On behalf of Digi International Inc., I am pleased to offer you employment as Vice President, Americas Sales & Marketing reporting to Joe Dunsmore.
Compensation
Your annualized total compensation target for this position is $300,000. The annualized base salary is $165,000 with an annualized incentive target of $135,000.
You will participate in Digi International’s Executive Incentive Plan. For the current fiscal year, your plan will contain the following components:
Quarterly Performance: 37.5% of your incentive target will be based on achievement of quarterly revenue and profitability targets.
Annual Performance “At Plan”: 12.5% of your incentive target will be based on achievement of the annual revenue and profitability plan.
Increasing Annual Profitability: 50% of your incentive target will be based on the company’s exceeding the annual profitability and revenue plan. There is a provision for partial payment under this component based on level of achievement.
Please see the attached worksheet for more information on the Executive Incentive Plan. All payments are pro-rated based on length of service in the quarter/fiscal year.
Stock Options
We will recommend to the Board of Directors an initial grant of 75,000 stock options. Your options will be at the market price at the time the board approves your grant and will vest over four years at a rate of 25% (18,750 shares) upon completion of one year, then proportionate monthly vesting thereafter. This option request will be brought to the Board of Directors on your start date.
Benefits
Digi offers a comprehensive benefit program which includes Medical, Dental, Vision, Life and Disability Insurance, Medical and Dependent Care Reimbursement Plans, 401(k) Savings Plan, Employee Stock Purchase Plan, and a Tuition Reimbursement Program. You will be eligible for participation in Digi’s health insurance programs on the first day active employment with the company and will be eligible for participation in the 401(k) Savings Plan on the first day of the month following date of hire. Stock Purchase Plan participation eligibility begins on the first of January, April, July and October following date of hire.

You will be eligible to participate in Digi’s $500,000 Executive Life Insurance program. If accepted by the carrier, Digi International will pay the full annual premium. This is in additional to the basic and optional life insurance programs offered to all employees.
Vacation eligibility begins on the date of hire. Upon hire, you will receive four weeks of vacation. You will not accrue above or below this amount regardless of time taken. Should you leave the company at any point in the future, you will be paid for four weeks of accrued vacation.
Relocation
Digi will cover the full cost of your relocation to Minnesota. This will include:
•	Professional relocation assistance by our corporate provider, Relocation Today. You can utilize a realtor that they recommend or work with one outside of their referral group.

•	Commuting expenses for a period of eight (8) months. This includes one roundtrip airfare per week for either you or your wife.

•	The company will secure temporary housing for a period of eight (8) months. If you elect an alternative termporary housing arrangement, we will reimburse your expenses for a period of four (4) months.

•	Automobile expenses for the first 30 days in Minnesota.

•	Shipment and temporary storage of household goods.

•	Realtor fees and closing costs on the sale of your existing home.

•	Closing costs on the purchase of your new home. This will not include “points” paid on the purchase of a new home, real estate taxes or any other extraordinary closing costs.

•	Reimbursement of any other reasonable expenses not listed above as approved by myself.

•	A “gross-up” of all taxable relocation expenses.
If you should voluntarily leave Digi International before twelve months of employment, all relocation costs paid on your behalf or to you must be repaid to the company. Your signature on this offer letter indicates your agreement to this provision and authorizes Digi International to deduct any amount due from any final payments owed to you. This provision will not be enforced in the event that Digi International experiences a change of control during the first twelve months of your employment.
Other
If Digi International should involuntarily terminate your employment at any time in the future, you will be provided with six months of severance pay (based on your base salary) as consideration for a Release of Claims against the Company. You will be considered an active employee for the purposes of health, dental, life, 401(k) and stock option plan participation during the severance period if you elect bi-weekly severance payments. If you elect a lump sum payment, the Company will pay the first six months of COBRA premiums for health and dental continuation. You will receive a pro-rated bonus for the applicable period worked calculated on the company’s achievement levels at the time of the event.

This does not include any situations where you were involuntarily terminated for cause (performance or misconduct). In the event of a change of control, you will be provided with the six months of severance pay for either an involuntary or voluntary termination. Severance pay will be taxed per applicable tax regulations without any “gross up” or other provision for the taxation of your payment.
Digi International Employment Agreement
This offer of employment is contingent upon your signature on the enclosed Digi International Employment Agreement. Your signature constitutes acceptance of the terms and conditions contained in the Agreement, so please read it thoroughly prior to signing. This offer is also conditioned upon Digi’s determination that you are not subject to any agreement with any former employer or any other party that would prohibit you from working in the position of Vice President, Americas Sales & Marketing. If at any time in the future the Company determines that you are subject to an agreement that, in Digi’s sole discretion, would prohibit your employment by Digi, Digi may withdraw this offer of employment or terminate your employment with the Company.
Employment with Digi International Inc. is “at will,” which means that it is for no definite period and may be terminated by either you or Digi at any time for any reason without prior notice. I understand, agree, and acknowledge that any reliance on any statements by any representative of the company contrary to this “at will” arrangement is unreasonable and may not form any basis for my reliance thereon.
Your start date will be February 10, 2003. Please inform me of your acceptance of this offer by February 5, 2003 and acknowledge your acceptance by signing one of the enclosed copies and returning it to me along with your signed Employment Agreement prior to your first day of employment.
Larry, we are fortunate and excited to have you join the “Digi Team”. I look forward to working with you.
Sincerely,
Digi International Inc.
Tracy Roberts
Director, Human Resources
/s/ Tracy Roberts
Offer accepted:

/s/ Lawrence A. Kraft	2/5/03	2/10/03

Lawrence A. Kraft	Date	Start Date